Exhibit 10.1

March 20, 2021

ironSource Ltd.

121 Menachem Begin Street

Tel Aviv, Israel

Thoma Bravo Advantage

150 N. Riverside Plaza, Suite 2800

Chicago, Illinois 60606

Attn: Steven Schwab

Email: sschwab@thomabravo.com

Re:	Company Shareholder Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Shareholder Agreement”) is being delivered to Thoma Bravo Advantage, a Cayman Islands exempted company (“SPAC”), and ironSource Ltd., a company organized under the laws of the State of Israel (the “Company”), in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among SPAC, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (including the PIPE Financing, the “Business Combination”) by the undersigned Company Shareholders (each, a “Shareholder” and collectively, the “Shareholders”). Certain capitalized terms used herein are defined in Section 11 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

Unless the context of this Shareholder Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Shareholder Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Shareholder Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

In order to induce the Company and SPAC to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Shareholder hereby agrees with Company and, at all times prior to any valid termination of the Merger Agreement, SPAC, as follows:

1)	Each Shareholder irrevocably agrees that it, he or she shall:

a)

vote all Equity Securities of the Company owned by it, him or her (all such Equity Securities, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of shareholders of the Company relating to the Business Combination;

b)	when such meeting of shareholders is held, appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum; and

c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Alternative Business Combination Proposal (other than in connection with the Business Combination as contemplated by the Transaction Agreements) or any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or any other agreement entered into in connection with the Business Combination or result in any of the conditions set forth in Section 9.01 or Section 9.02 of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholders contained in this Shareholder Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of Equity Securities.

Prior to the earlier of the Effective Time and any valid termination of the Merger Agreement in accordance with its terms, the Company and each Shareholder shall make all commercially reasonable efforts to take all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination, the PIPE Financing and the other transactions contemplated by the Merger Agreement or any other Transaction Agreement, in each case on the terms and subject to the conditions set forth therein.

The obligations of the Shareholders specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of the Company (the “Company Board”) or if the Company Board has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the Company Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any obligation contained in the Merger Agreement (including Section 8.02(c) thereof).

2)

Each Shareholder hereby agrees and acknowledges that the Company and, prior to any valid termination of the Merger Agreement in accordance with its terms, SPAC, would be irreparably injured in the event of a breach by any Shareholder of its, his or her obligations under Section 1 or Section 3, as applicable, of this Shareholder Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching party shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such party may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). Each Shareholder hereby agrees that it will not allege, and hereby waives the defense, that SPAC or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3)	Transfers.

a)

Except for any Transfer under the Business Combination, no Shareholder shall Transfer any Equity Securities of the Company until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of the Merger Agreement in accordance with its terms.

b)

In the event the Business Combination is consummated, none of the Shareholders shall Transfer any Equity Securities of the Company that are Beneficially Owned by it, him or her immediately following the Effective Time during the period beginning on the Closing Date and continuing to and including the date that is six months after the Closing Date. Notwithstanding the foregoing, in the event of expiration of the Founder Share Lock Up set forth in the Sponsor Support Agreement entered into on or about the date hereof, the restrictions under this clause (b) shall automatically expire.

c)

Notwithstanding the provisions set forth in Sections 3(a) or 3(b), Transfers of the Equity Securities of the Company that are held by any Shareholder or any of their permitted transferees (that have complied with this Section 3(c)), are permitted (i) to any affiliate of the Shareholder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (iv) solely with respect App Investments S.à r.l., to any entity within the CVC Investor Group or persons controlled by a member of the CVC Investor Group, provided, however, that in the case of clauses (i) through (iii), such permitted transferees must, before any such Transfer is effected, enter into a written agreement with SPAC (if prior to the Effective Time) and the Company agreeing to be bound by this Shareholder Agreement (including provisions relating to voting and transfer restrictions). “CVC Investor Group” means the CVC Advisory Group, the CVC Funds or the CVC Investment and Management Group. “CVC Advisory Group” means CVC Capital Partners Advisory Group Holding Foundation and each of its controlled subsidiaries from time to time. “CVC Funds” means any investment funds or vehicles advised by one or more members of the CVC Advisory Group. “CVC Investment and Management Group” means CVC Capital Partners SICAV-FIS S.A. and each of its controlled subsidiaries from time to time.

4)

Each Shareholder hereby represents and covenants that such Shareholder has not entered into, and shall not enter into, any Contract that could restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder. All of the obligations, covenants, undertakings and representations of each Shareholder hereunder are made severally but not jointly with any other Shareholder.

5)

The Company and each Shareholder has full right and power, without violating any agreement to which it is a party or by which it is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Shareholder Agreement and perform its obligations hereunder.

6)

The Shareholders are currently, and as of the Closing will be, the record owners of Equity Securities of the Company as set forth on Schedule A hereto. As of the date of this Shareholder Agreement none of the Shareholders nor any of their respective Affiliates (i) owns, beneficially or of record, any Equity Securities of the Company except as set forth on Schedule A and except for any equity awards granted under the Company’s equity incentive plans, or (ii) has made any loans to the Company except as expressly set forth on Schedule A.

7)

As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (iii) “Alternative Business Combination Proposal” means any transactions (or any direct or indirect actions in respect of such transactions) with any Person (other than SPAC and its Representatives), or any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case, with respect to any business combination transaction involving the acquisition by a third party of all or a material portion of the asset(s) or business(es) of the Company, whether by way of stock purchase, asset purchase, merger, business combination or otherwise.

8)

This Shareholder Agreement, the Merger Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Company and each Shareholder. This Shareholder Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by SPAC, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that SPAC’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

9)

No party hereto may assign either this Shareholder Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the other parties. Any purported assignment in violation of this Section 9 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Shareholder Agreement shall be binding on each Shareholder, SPAC and the Company and their respective successors, heirs and permitted assigns or transferees.

10)

Nothing in this Shareholder Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Shareholder Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Shareholder Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.

11)

This Shareholder Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12)

This Shareholder Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Shareholder Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Shareholder Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13)

This Shareholder Agreement, and all Actions or causes of action based upon, arising out of, or related to this Shareholder Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Shareholder Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Shareholder Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SHAREHOLDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Shareholder Agreement shall be in writing and shall be sent or given, if to the Company or SPAC, in accordance with the terms of Section 11.02 of the Merger Agreement or if to a Shareholder, to the address of such Shareholder as indicated on such Shareholder’s signature page hereto.

15)

This Shareholder Agreement shall terminate on the earlier of (i) valid termination of the Merger Agreement in accordance with its terms, or (ii) the Closing under the Merger Agreement, provided that in case of (ii) those rights and obligations that are explicitly provided for to survive after the Closing or the Business Combination as well as Sections 10) through 15), 17) and 18) shall continue to apply. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Shareholder Agreement shall be of no force and effect. No such termination or reversion shall relieve the Shareholders, SPAC or the Company from any liability resulting from a breach of this Shareholder Agreement occurring prior to such termination or reversion.

16)

Each Shareholder hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Shareholder Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Shareholder Agreement and to perform his or her obligations hereunder; (iii) this Shareholder Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Shareholder Agreement, this Shareholder Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Shareholder Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Equity Securities of the Company), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Shareholder Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Shareholder Agreement; (vi) except for fees described on Schedule 4.20 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, the Company, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Shareholder Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Shareholder Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all Equity Securities of the Company identified opposite such Shareholder’s name on Schedule A, and there exist no restrictions on the right to vote, sell or otherwise dispose of such Equity Securities of the Company (other than transfer restrictions under the Securities Act)) affecting any such Equity Securities of the Company, other than pursuant to (A) this Shareholder Agreement, (B) the Articles of Association of the Company, or (C) the Merger Agreement; and (x) none of the Equity Securities of the Company held by such Person and identified on Schedule A is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Securities of the Company, except as provided in this Shareholder Agreement.

17)

If, and as often as, (a) there are any changes in the Company or any other Equity Securities of the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in any Shareholder acquiring new Equity Securities of the Company, (b) any Shareholder purchases or otherwise acquires beneficial ownership of any Equity Securities of the Company after the date of this Shareholder Agreement, or (c) any Shareholder acquires the right to vote or share in the voting of any shares of any Equity Securities of the Company after the date of this Shareholder Agreement (such Equity Securities of the Company, collectively the “New Securities”), then, in each case, such New Securities acquired or purchased by such Shareholder shall be subject to the terms of this Shareholder Agreement to the same extent as if they constituted Equity Securities of the Company owned by such Shareholder as of the date hereof. Nothing in this Section 17 shall limit restrict or modify any liability or other obligation of the Company under the Merger Agreement.

18)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

19)

To the extent applicable to such Shareholder, each Shareholder hereby irrevocably waives and agrees not to exercise any rights he, she or it may have in connection with the Business Combination (including the issuance of shares by the Company and the sale of shares by shareholders of the Company in the context of the PIPE Financing) or the execution of the Merger Agreement pursuant to Article 11 (Pre-emptive Rights), Article 36 (Right of First Refusal) and Article 37 (Co-Sale) of the Articles of Association of ironSource Ltd..

[signature page follows]

Acknowledged and Agreed:

THOMA BRAVO ADVANTAGE

By:	/s/ Robert Sayle
Name: Robert Sayle
Title: Chief Executive Officer

Acknowledged and Agreed:

IRONSOURCE LTD.

By:	/s/ Tomer Bar Zeev
Name: Tomer Bar Zeev
Title: CEO

By:	/s/ Assaf Ben Ami
Name: Assaf Ben Ami
Title: CFO

SHAREHOLDERS APP INVESTMENTS S.À.R.L.

By:	/s/ Carmen André
Name: Carmen André
Title: Director

VIOLA VENTURES III, L.P.

By:	/s/ Shlomo Dovrat
Name: Shlomo Dovrat
Title: General Partner

By:	/s/ Itzik Avidor
Name: Itzik Avidor
Title: CFO & Partner

By:	/s/ Tomer Bar-Zeev
Name: Tomer Bar-Zeev

By:	/s/ Eyal Milrad
Name: Eyal Milrad

By:	/s/ Itay Milrad
Name: Itay Milrad

By:	/s/ Roi Milrad
Name: Roi Milrad

By:	/s/ Tamir Carmi
Name: Tamir Carmi

By:	/s/ Nethanel Shadmi
Name: Nethanel Shadmi

By:	/s/ Arnon Harish
Name: Arnon Harish

Schedule A

Shareholder Ownership of Equity Securities of Company

Shareholder	Equity Securities of the Company
App Investments S.à r.l.	29,230,696
Viola Ventures III, L.P.	8,592,331
Tomer Bar-Zeev	6,885,091
Eyal Milrad	6,885,091
Itay Milrad	6,885,091
Roi Milrad	6,885,091
Tamir Carmi	2,517,383
Arnon Harish	2,648,874
Nethanel Shadmi	2,543,369

Total	73,073,017